Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Eyenovia, Inc. on Form S-3 (File No. 333-229365, File No. 333-237790, File No. 333-261638 and File No. 333-268832) and Form S-8 (File No. 333-227049, File No. 333-233278, File No. 333-233280, File No. 333-246288, File No. 333-261035, File No. 333-266823 and File No. 333-272962) of our report dated March 18, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2023 and 2022 and for the two years ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 18, 2024